150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150062800-14
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/10/2015 9:06 AM
	Entity Number E0085902008-1

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

CIG Wireless Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A-2 Convertible Preferred Stock (pursuant to the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock)

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The resolution in the preamble and Section 2.2(b) of the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of CIG Wireless Corp. are amended and restated as set forth in the attachment hereto.

The purpose of the amendment is to increase the number of authorized shares of preferred stock designated as Series A-2 Convertible Preferred Stock from 95,000,000 to 200,000,000.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO

AMENDMENT TO CERTIFICATE OF DESIGNATION

OF CIG WIRELESS CORP.

1. The first sentence of the resolution contained in the preamble of the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of CIG Wireless Corp. is deleted and replaced with the following sentence:

   RESOLVED, that there is hereby established two series of the Company's authorized Preferred Stock (the "Preferred Stock"), each having a par value of $0.00001 per share, which series shall be designated as: (a) "Series A-1 Non-Convertible Preferred Stock" (the "Series A-1 Preferred Stock") and shall consist of One Million Two Hundred Thousand (1,200,000) shares; and (b) "Series A-2 Convertible Preferred Stock" (the "Series A-2 Preferred Stock") and shall consist of Two Hundred Million (200,000,000) shares.

2. The first sentence of Section 2.2(b) of the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of CIG Wireless Corp. is deleted and replaced with the following sentence:

   The Series A-2 Preferred Stock shall consist of Two Hundred Million (200,000,000) shares.